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                                                                    EXHIBIT 99

TRANSAMERICA TO SELL CONSUMER FINANCE OPERATIONS

SAN FRANCISCO (March 13, 1997) -- Transamerica Corporation announced today that it intends to sell substantially all of its consumer finance operations, headquartered in Los Angeles.

The company said that the assets to be offered for sale include a portfolio of approximately $3.6 billion of gross receivables, principally real estate-secured loans; a network of about 420 branch offices in 44 states; and other assets of approximately $100 million. Goldman, Sachs & Co. has been retained to assist in the transaction, and Transamerica said its target is to conclude the sale by the end of the second quarter of 1997.

Transamerica also said it will separately sell or liquidate approximately $550 million of real estate-secured loans, non-real estate-secured loans and foreclosed properties. This amount includes approximately $300 million remaining from the $1.1 billion of assets segregated at the end of the third quarter of 1996.

The company said it intends to use cash proceeds from the sales, net of expenses, to pay down debt, fund a new centralized operation, purchase its common stock and for other corporate purposes.

"We have had a strategy in place since the third quarter of 1996 to convert our consumer lending operations from a branch-based system to a more centralized business model," commented Transamerica's chairman and chief executive officer Frank C. Herringer. "We have determined that it is in the best interests of our shareholders and other security holders to carry out that strategy by selling substantially all of the existing business and redeploying our capital, while moving ahead with a plan to build a new, centralized real estate-secured lending business.

"We believe the consumer finance operation will be very attractive to a wide universe of potential buyers," Herringer said.

Transamerica indicated that it would retain its broker-based mortgage business based in Dallas, with $72 million of receivables, and a recently acquired mortgage business headquartered in Florida, with approximately $160 million of managed receivables.

San Francisco-based Transamerica Corporation, with assets of about $50 billion, offers specialized financial and life insurance products and services to individuals and organizations worldwide. The company's major businesses, in addition to consumer finance, are life insurance, commercial lending, leasing and real estate information services.